Registration No. 333-09315


             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549




                            AMENDMENT NO. 1
                                TO

                      FORM S-3


               REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933




                          HORIZON GROUP, INC.
                      (Exact name of registrant as specified in its charter)



        MICHIGAN                                     38-2559212
  (State or other jurisdiction of                                     (IRS
 Employer
  incorporation or organization)
 Identification No.)


                             5000 HAKES DRIVE
                         NORTON SHORES, MI  49441
                              (616) 798-9100
   (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)


                            MR. JEFFREY A. KERR
                    CHAIRMAN OF THE BOARD AND PRESIDENT
                             5000 HAKES DRIVE
                         NORTON SHORES, MI  49441
                              (616) 798-9100
 (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)


                                Copies to:

                            ERROL R. HALPERIN, ESQ.
                               HAL M. BROWN, ESQ.
                                RUDNICK & WOLFE
                      203 NORTH LASALLE STREET, SUITE 1800
                            CHICAGO, ILLINOIS  60601
                                 (312) 368-4000
 (312) 236-7516 (TELECOPIER)

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH
 THE SECURITIES AND EXCHANGE COMMISSION.  THESE SECURITIES MAY NOT BE SOLD
    NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN
  OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE
       ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER,
      SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR
         QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1996

                            PROSPECTUS
                        HORIZON GROUP, INC.
                  1996 DIVIDEND REINVESTMENT PLAN

    The 1996 Dividend Reinvestment Plan (the "Plan") of Horizon Group, Inc. (the "Company") provides holders of record and beneficial owners of shares of common stock, $.01 par value, of the  Company  (the "Common Stock") and holders of record of units ("Units") of limited partnership interest in Horizon/Glen Outlet Centers Limited Partnership (the "Partnership") with a simple and convenient method of investing cash dividends and distributions ("dividends") in shares of Common Stock at a 1% discount (subject to change) from the market price (as determined in accordance with the Plan), to the extent shares are acquired directly from the Company. Common Stock may also be purchased on a monthly basis with optional cash payments made by participants in the Plan who are holders of record of  Common  Stock or
  Units at a 3% discount (subject to change) from the market price, to the extent shares are acquired directly from the Company (as determined in accordance with the Plan). If the shares are acquired in open market transactions  by  the Plan Administrator (as defined in Question 4),  the
 discount will not be  available.   Each  of  the  discounts  is subject to
 change (but will not vary from the range of 0% to 5%) from time to time or discontinuance at the Company's discretion after a review of current market conditions, the level of participation in the Plan and the
 Company's current and projected capital needs. Except with respect to the Waiver Discount (as defined below), the Company will provide Participants
  (as defined below) with written notice of a change in the applicable discount rate at least thirty days prior to the relevant record date.

        Brokers and nominees may reinvest dividends on behalf of beneficial owners. Those holders of Common Stock and/or Units who do not participate in the Plan will receive cash dividends, as declared, in the usual manner.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY ON
   ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                             CRIMINAL OFFENSE.
     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY
                                IS UNLAWFUL.

              The date of this Prospectus is September ______, 1996

        To enroll in the Plan, Record Owners and Unit Owners need simply complete the enclosed Enrollment Authorization Form and return it in the
 envelope  provided.    Beneficial Owners should not complete an Enrollment
 Authorization  Form.   Instead,  the  broker,  bank  or  other nominee may
 reinvest dividends on behalf of Beneficial Owners as provided herein. See Question 6. Enrollment in the Plan is entirely voluntary and participants in the Plan may terminate their participation at any time.

     A Participant in the Plan may obtain additional shares of Common Stock by:

     -reinvesting dividends on all or part of the shares of Common Stock or Units held by the Participant;

     -making optional cash payments of not less than $50 and up to $10,000 per month whether or not dividends on shares or Units held by the Participant are being reinvested; or

     -making optional cash payments in excess of $10,000 per month with the permission of the Company whether or not dividends on shares or Units held by the Participant are being reinvested.

        Optional cash payments in excess of $10,000 may be made only pursuant to an accepted Request for Waiver. It is expected that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to such waivers. Each month, at least three business days prior to the related record date, the Company will establish the Threshold Price, if any (as defined in Question 17), applicable to optional cash payments that exceed $10,000. The price to be paid for shares of Common
  Stock purchased under the Plan in excess of $10,000 pursuant to the optional cash payment feature of the Plan will be a price reflecting a discount of 0% to 5% (the "Waiver Discount") (see Question 17) from the
  applicable  Market  Price  (as  defined  in  Question  12).   There is no
 preestablished maximum limit applicable to optional cash payments that may be made pursuant to accepted Requests for Waiver. Optional cash payments that do not exceed $10,000 and the reinvestment of dividends in additional shares of Common Stock will not be subject to the Waiver Discount or the Threshold Price, if any. Participants in the Plan may request that any or all of their shares held in Plan accounts be sold by the Plan Administrator. See Question 27.

        To the extent that shares of Common Stock issued hereunder are authorized but previously unissued shares rather than shares acquired in the open market, the Plan will raise additional capital for the Company. The Company currently intends to issue such shares and, therefore, the Plan is expected to raise capital for the Company. Each month a portion of the shares available for issuance under the Plan may be purchased by owners of shares or Units (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended the "Securities Act"). These sales will be effected through the Company's ability to waive limits applicable to the amounts which Participants who are Record Owners or Unit Owners may invest pursuant to the Plan's optional cash payment feature.

        From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from market price of the Common Stock. Such transactions may cause fluctuations in the trading volume of the Common Stock. Financial intermediaries which engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act.

     This Prospectus relates to 3,000,000 shares of Common Stock offered hereby and registered for sale under the Plan. Participants should retain this Prospectus for future reference.

     This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                            TABLE OF CONTENTS


 AVAILABLE INFORMATION .......................................  6
 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE .............  6
 HORIZON GROUP, INC. .........................................  7
 RECENT DEVELOPMENTS .........................................  7
 SUMMARY OF PLAN .............................................  8
 THE PLAN .................................................... 10
 PURPOSE ..................................................... 11
 OPTIONS AVAILABLE TO PARTICIPANTS ........................... 11
 ADVANTAGES AND DISADVANTAGES ................................ 12
 ADMINISTRATION .............................................. 13
 PARTICIPATION ............................................... 14
 PURCHASES AND PRICES OF SHARES .............................. 19
 REPORTS TO PARTICIPANTS ..................................... 27
 DIVIDENDS ON FRACTIONS ...................................... 27
 CERTIFICATES FOR COMMON SHARES .............................. 27
 WITHDRAWALS AND TERMINATION ................................. 29
 OTHER INFORMATION ........................................... 30
 DIVIDENDS ................................................... 36
 USE OF PROCEEDS ............................................. 36
 PLAN OF DISTRIBUTION ........................................ 36
 LEGAL OPINION ............................................... 37
 EXPERTS ..................................................... 37
 GLOSSARY .................................................... 38
 SCHEDULE A .................................................. 41

                       AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: New York (7 World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago,
  Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The
  Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov. Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange where the Company's Common Stock is listed.
  This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The  following  documents  filed  with  the  Securities  and  Exchange
  Commission  by  the  Company  are  incorporated  by  reference   in  this
  Prospectus:   (1)  the  Company's Annual Report on Form 10-K for the year ended December 31, 1995 and Amendment No. 1 to such report on Form 10-K/A;
 (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (3) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; (4) the Company's Current Report on Form 8-K dated July 22, 1996; and (5) the description of the Common Stock contained in the Company's registration statement on Form 8-A dated October 28, 1993.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

     Any person receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Written requests should be addressed to Investor Relations, Horizon Group, Inc.,
  5000 Hakes Drive, Norton Shores, Michigan 49441. Telephone requests may be directed to Investor Relations at (616) 798-9100.

        THIS   PROSPECTUS,  INCLUDING  DOCUMENTS  INCORPORATED  BY  REFERENCE,
 CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. FORWARD-LOOKING
  STATEMENTS ARE INHERENTLY SUBJECT TO RISKS AND UNCERTAINTIES, MANY OF WHICH CANNOT BE PREDICTED WITH ACCURACY AND SOME OF WHICH MIGHT NOT EVEN
  BE  ANTICIPATED.   FUTURE  EVENTS  AND   ACTUAL  RESULTS,  FINANCIAL  AND
  OTHERWISE, MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE
  INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" INCORPORATED BY REFERENCE IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR
  THE FISCAL YEAR ENDED DECEMBER 31, 1995, AND THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE FISCAL QUARTERS ENDED MARCH 31, 1996, AND JUNE 30, 1996, WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS.


                        HORIZON GROUP, INC.

     The Company is one of the largest developers, owners and operators of outlet centers in the United States based on total gross leasable area
 ("GLA"), number of tenants and total revenues. As of March 31, 1996, the Company owned and operated 35 outlet centers containing an aggregate of approximately 8.5 million square feet of total GLA.

     Commencing with its taxable year ended December 31, 1994, the Company has elected to be treated as a Real Estate Investment Trust ("REIT") for federal income tax purposes and the Company believes that it has operated in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). The Company intends to continue to operate in the manner required to continue to be taxed as a REIT. The Company is self-administered and self-managed.

     The Company's principal executive office is located at 5000 Hakes Drive, Norton Shores, Michigan 49441. Its telephone number is (616) 798-9100.

                        RECENT DEVELOPMENTS

     In April 1996, the Company completed the restructuring process contemplated by the July 14, 1995 merger between the Company and
 McArthur/Glen Realty Corp. The restructuring consolidated the Company's three regional operating divisions into two and eliminated an aggregate of
  29 corporate management and staff positions. In connection with the restructuring, Alan Glen, Chairman of the Board, George T. Haworth, Executive Vice President and Gary E. Geisler and Margaret M. Ernst, Senior
  Vice Presidents, resigned. Joseph Cattivera, former Western Region President, became Executive Vice President and William H. Neville and
 Paul M. Sobel, became Presidents of the newly expanded Eastern and Western Regions, respectively.

     Effective June 17, 1996, the Company changed its name from HGI Realty, Inc. to Horizon Group, Inc.
     On June 28, 1996, the Company entered into a $205 million revolving credit facility agreement with a subsidiary of First Chicago NBD
 Corporation ("FCNBD") and certain other banks (the "New Credit Facility").
  The New Credit Facility, which combines two prior revolving credit facilities with the same banks, expires in June 1999. At the Company's election, interest on the New Credit Facility is charged at the rate of
  1/4 of 1 percent over the prime rate, or 2 percent over the London interbank offered rate ("LIBOR"). The interest in excess of the prime rate or LIBOR rate is subject to reduction in certain instances, including the rating of certain debt of the Company, a reduction in the Company's debt to capitalized value and additional equity investments in the Company. Borrowings under the New Credit Facility are primarily used for acquisitions, property expansion and development activities and are collateralized by certain properties owned by the Company. On June 30, 1996, the combined commitment of the New Credit Facility was not fully collateralized, resulting in a borrowing base of approximately $184.8 million.

     The Company received a commitment, dated July 1, 1996, from Heitman Capital Management Corporation ("Heitman"), acting as an advisor for an institutional advisory client, to form a new venture (the "Venture") for the purposes of acquiring and owning the Company's Finger Lakes Outlet Center (the "Property"). The commitment provides that Heitman will invest a total of $42.5 million which will be distributed to the Company upon its contribution of the Property and current expansion phases under development to the Venture. The Company will develop these additional phases of the Property  pursuant  to  a  development  agreement  with  the
  Venture and will manage and lease the Property. The commitment also provides that Heitman has the right to convert its interest in the Venture into 1,950,000 shares of Common Stock. The commitment is subject to the execution of a definitive venture agreement and the completion of final due diligence by both parties. There can be no assurances that the Venture will be formed in a timely manner or at all. Norman Perlmutter, a director of the Company, is Chairman of the Board and Chief Executive Officer of Heitman Financial Limited of which Heitman is a wholly-owned subsidiary.

        On July 23, 1996, the Company consummated the sale of 1,500,000 shares of Common Stock for an aggregate price of $28,500,000 to Smith Barney Inc.
  ("Smith Barney"). The Company also granted to Smith Barney a 30-day option (the "Option") to purchase up to 225,000 additional shares of
  Common Stock at a purchase price of $19.00 per  share,  solely  to  cover
 over-allotments,  if  any.   On  August  16,  1996, Smith Barney partially
 exercised the Option for 25,100 additional shares of Common Stock for an aggregate purchase price of $476,900.

                          SUMMARY OF PLAN

        The Plan provides owners of Common Stock and Units with a convenient and attractive method of investing cash dividends and Record Owners of
 Common Stock and Unit Owners with a convenient and attractive method of investing optional cash payments in additional shares of Common Stock and without payment of any brokerage commission or service charge at a discount from the Market Price (as defined in Question 12) to the extent shares are purchased directly from the Company. The price to be paid for shares of Common Stock purchased directly from the Company under the Plan will be a price reflecting a discount of 1% (subject to change) from the Market Price for the reinvestment of cash dividends, to the extent shares are purchased directly from the Company, a discount of 3% (subject to change) from the Market Price for the investment of optional cash payments of up to $10,000, and a discount of 0% to 5% (the "Waiver Discount") from the Market Price for the investment of optional cash payments that exceed $10,000. Each of the discounts is subject to change (but will not vary from the range of 0% to 5%) from time to time or discontinuance at the Company's discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected
  capital  needs.   Except  with  respect  to  the   Waiver  Discount  (See
  Question 17), the Company will provide Participants (as defined in Question 2) with written notice of a change in the applicable discount rate at least thirty days prior to the relevant record date.

     Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no minimum or maximum limitation on the amount of dividends a Participant may reinvest under the Plan. See Question 2.

        Participants who are Record Owners or Unit Owners and elect to invest optional cash payments in additional shares of Common Stock are subject to a minimum per month purchase limit of $50 and a maximum per month purchase limit of $10,000 (subject to waiver). See Question 17. Optional cash payments in excess of $10,000 may be made only upon acceptance by the
 Company of a completed Request for Waiver form from  a  Participant.   See
 Question 17.  Except with respect to the first Investment Date relating to optional cash payments, each month, at least three business days prior to each record date (as defined in Question 18), the Company will establish the Waiver Discount and Threshold Price, if any (each as defined in
  Question 17), applicable to optional cash payments that exceed $10,000. The Waiver Discount, which may vary each month, will be established in the Company's sole discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. With respect to optional cash payments that exceed $10,000 only, for each Trading Day of the related Pricing Period (each as defined in Question 12) on which the Threshold Price is not satisfied, one-twelfth of  a Participant's  optional  cash  payment  will  be  returned  without
 interest.   Optional  cash  payments  that  do  not exceed $10,000 and the reinvestment of dividends in additional shares of Common Stock will not be subject to the Waiver Discount or Threshold Price, if any. Optional cash payments of less than $50 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $10,000, unless such limit has been waived, are subject to return to the Participant without interest. Participants may request that any or all shares held in the
  Plan be sold by the Plan Administrator on behalf of such Participants. See Question 27.

     Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and no preestablished maximum limit applies to optional cash payments that may be made pursuant to Requests for Waiver. As of the date hereof, 3,000,000 shares of Common stock have been registered and are available for sale under the Plan.
     The Company expects to grant Requests for Waiver to financial intermediaries, including brokers and dealers, and other Participants in
 the  future.   Grants  of  Requests  for  Waiver  will be made in the sole discretion  of  the  Company  based  on a variety of factors,  which  may include: the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Stock, general economic and market conditions, expected aberrations in the price or trading volume of the Common Stock, the potential disruption of the price of the Common Stock by a financial intermediary, the number of shares of Common Stock held by the Participant submitting the waiver request, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. If such Requests for Waiver are granted, a portion of the shares available for issuance under the Plan will be purchased by Participants (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters within the meaning of the Securities Act.  To the extent that
  Requests for Waiver are granted, it is expected that a greater number of shares will be issued under the optional cash payment feature of the Plan as opposed to the dividend reinvestment feature of the Plan.

        Financial intermediaries may purchase a significant portion of the shares of Common Stock issued pursuant to the optional cash payment feature of the Plan. The Company does not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries, participation under the Plan cannot be estimated at this time. Participants that are financial intermediaries that acquire  shares  of  Common  Stock  under  the  Plan  with  a view to distribution of such shares or that offer or sell shares of Common Stock for the Company in connection with the Plan may be deemed to be underwriters within the meaning of the Securities Act.

        From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from
 the discount from the Market Price of the shares of  Common  Stock.   Such
  transactions may cause fluctuations in the trading volume of the Common Stock. Financial intermediaries which engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. The Plan is intended for the benefit of investors in the Company and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of the Common Stock.

                             THE PLAN

     The Plan was adopted by the Board of Directors of Horizon Group, Inc. (the "Company") on July 9, 1996. The following questions and answers explain and constitute the Plan as in effect for cash dividends paid and optional cash payments received on or after the date of this prospectus. Shareholders and holders of Units who do not participate in the Plan will receive cash dividends, as declared, and paid in the usual manner.

                              PURPOSE

 1.  WHAT IS THE PURPOSE OF THE PLAN?

        The primary purpose of the Plan is to provide eligible holders of shares of Common Stock of the Company and Units with a convenient and simple method of increasing their investment in the Company by investing cash dividends and optional cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge and at a discount from the Market Price (as defined in Question 12) to the extent shares are purchased directly from the Company. See Question 5 for a description of the holders who are eligible to participate in the Plan.
  The Plan may also be used by the Company to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters.  These sales will be effected through the Company's ability to waive limitations applicable to the amounts which Participants (as defined in Question 2) may invest pursuant to the Plan's optional cash payment feature. See Question 17 for information concerning limitations applicable to optional cash payments and certain of the factors considered by the Company in granting waivers. To the extent shares are purchased from the Company under the Plan, it will receive additional funds for
  general  corporate  purposes.   The  Plan is intended for the benefit  of
 investors in the Company and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of Common Stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the
  Market Price of the shares of Common Stock. Such transactions may cause fluctuations in the trading volume of the Common Stock. The Company reserves the right to modify, suspend or terminate participation in the
  Plan by otherwise eligible holders of Common Stock in order to eliminate practices which are not consistent with the purposes of the Plan.

                 OPTIONS AVAILABLE TO PARTICIPANTS

 2.  WHAT OPTIONS ARE AVAILABLE TO ENROLLED PARTICIPANTS?

        Eligible holders of Common Stock and Units who wish to participate in the Plan each a "Participant") may elect to have cash dividends paid on all or a portion of their shares of Common Stock and Units automatically reinvested in additional shares of Common Stock. Cash dividends are paid on the Common Stock and Units when and as declared by the  Company's Board
  of  Directors.   Subject  to  the availability of shares of Common  Stock
 registered for issuance under the Plan, there is no minimum limitation on the amount of dividends a Participant may reinvest under the dividend reinvestment feature of the plan.

        Each month, Participants who are Record Owners or Unit Owners may also elect to invest optional cash payments in additional shares of Common
 Stock, subject to a minimum per month purchase limit of $50 and a maximum per month purchase limit of $10,000, subject to waiver. See Question 17 for information concerning limitations applicable to optional cash payments and the availability of waivers with respect to such limitations. Participants who are eligible to make optional cash payments may make such optional cash payments each month even if dividends on their shares of
  Common Stock or Units are not being reinvested and whether or not a dividend has been declared.

                   ADVANTAGES AND DISADVANTAGES

 3.  WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE PLAN?

 ADVANTAGES:

     (a) The Plan provides Participants with the opportunity to reinvest cash dividends paid on all or a portion of their shares of Common Stock and/or Units in additional shares of Common Stock without payment of any brokerage commission or service charge and at a 1% discount from the Market Price (subject to change), to the extent shares are purchased directly from the Company.

        (b) The Plan provides Participants who are Record Owners or Unit Owners with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of additional shares of Common Stock at a 3% discount from the Market Price (subject to change) and without payment of any brokerage commission or service charge, to the extent shares are purchased directly from the Company.

        (c) Subject to the availability of shares of Common Stock registered for issuance under the Plan, all cash dividends paid on Record Owners'
  shares can be fully invested in additional shares of Common Stock because the Plan permits fractional shares to be credited to Record Owners' Plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Plan accounts.

     (d) The Plan Administrator, at no charge to Participants, provides for the safekeeping of stock certificates for shares credited to each Plan account.

     (e) Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify Participants'
 record keeping. See Question 22 for information concerning reports to Participants.

 DISADVANTAGES:

        (a) No interest will be paid by the Company or the Plan Administrator on dividends or optional cash payments held pending reinvestment or
 investment.  See  Question  11.   In  addition,  optional cash payments in
  excess of $10,000 pursuant to a Request for Wavier may be subject to return to the Participant without interest in the event that the Threshold Price, if any, is not met for any Trading Day during the related Pricing Period. See Question 17.

        (b) Because the Plan does not permit the reinvestment of dividends paid on Beneficial Owners' shares in fractional shares, the amount of the cash dividend not reinvested on behalf of such Beneficial Owner will be returned without interest.

        (c) With respect to optional cash payments, the actual number of shares to be issued to a Participant's Plan account will not be determined until after the end of the relevant Pricing Period. Therefore, during the Pricing Period Participants will not know the actual number of shares they have purchased.

        (d) With respect to optional cash payments, while the Plan currently provides for a 3% discount from the Market Price (subject to change) during the Pricing Period to the extent shares are purchased directly from the Company, the Market Price, as so discounted, may exceed the price at which shares of the Common Stock are trading on the Investment Date when the shares are issued or thereafter.

        (e) Because optional cash payments must be received by the Plan Administrator prior to the related Pricing Period, such payments may be exposed  to changes in market conditions for a longer period of time than
 in the case  of  typical  secondary  market  transactions.   In  addition,
 optional cash payments once received by the Plan Administrator will not be returned to Participants unless a written request is directed to the Plan Administrator at least five business days prior to the record date for the
  Investment Date with respect to which optional cash payments have been delivered by such Participant. See Questions 18 and 20.

        (f) Resales of shares of Common Stock credited to a Participant's account under the Plan will involve a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), a brokerage commission and any applicable stock transfer taxes on the resales. See Questions 21 and 27.

                          ADMINISTRATION

 4.  WHO ADMINISTERS THE PLAN?

     The Company has retained First Chicago Trust Company of New York as plan administrator (the "Plan Administrator"), to administer the Plan, keep records, send statements of account activity to each Participant and perform other duties relating to the Plan. See Question 22 for information concerning reports to Participants. Shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator's name or the name of its nominee for the benefit of the
  Participants. In the event that the Plan Administrator resigns or otherwise ceases to act as Plan Administrator, the Company will appoint a new plan administrator to administer the Plan.

     The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for the Company's Common Stock.

                           PARTICIPATION

     For Purposes of this section, responses will generally be based upon the method by which the shareholder holds his or her shares of Common
  Stock. Shareholders are either Record Owners or Beneficial Owners. A Record Owner is a shareholder who owns shares of Common Stock in his or her own name. A Beneficial Owner is a shareholder who beneficially owns shares of Common Stock that are registered in a name other than his or her own name (for example, the shares are held in the name of a broker, bank or other nominee). A Record Owner may participate directly in the Plan, whereas a Beneficial Owner will have to either become a Record Owner by having one or more shares transferred into his or her own name or coordinate his or her participation in the Plan through the broker, bank or other nominee in whose name the Beneficial Owner's shares are held. If a Beneficial Owner who desires to become a Participant encounters any difficulties in coordinating his or her participation in the Plan with his or her broker, bank or other nominee, he or she should call the Company's Investor Relations department at (616)798-9100.

 5.  WHO IS ELIGIBLE TO PARTICIPATE?

        All Record Owners or Beneficial Owners of at least one share of Common Stock and all owners of at least one Unit are eligible to participate in
 the dividend reinvestment aspect of the  Plan.   All  Record  Owners of at
  least one share of Common Stock and all owners of at least one Unit are eligible to participate in the optional cash payment aspect of the Plan.
 A Record Owner or Unit Owner may participate directly in the Plan. A Beneficial Owner must either become a Record Owner by having one or more shares transferred into his or her own name or arrange with the broker, bank or other nominee who is the record holder to participate on his or her behalf. See Question 6.

        To facilitate participation by Beneficial Owners, the Company has made arrangements with the Plan Administrator to reinvest dividends, on a per dividend basis, by Record Owners such as brokers, banks and other nominees, on behalf of Beneficial Owners. See Question 6.

        The Company may terminate, by written notice, at any time any Participant's individual participation in the Plan if such participation would be in violation  of  the  restrictions  contained in the Articles of
  Incorporation of the Company (the "Articles"). The Articles generally prohibit any shareholder from having beneficial ownership, either directly or indirectly, of more than 7% in value of the Company's outstanding capital stock ("Ownership Limits"). The ownership restrictions contained in the Articles (i) prohibit any person who is not an Existing Holder (as such term is defined in the Articles) from having beneficial ownership of any class of the Company's capital stock, either directly or by virtue of the applicable attribution rules, in excess of the Ownership Limit, (ii) prohibit any class of the company's capital stock from being owned by less than 100 persons, and (iii) prohibit the Company from being "closely held" within the meaning of Section 856(h) of the Code (collectively, "Ownership Restrictions"). If the Ownership Restrictions are violated by a sale or transfer, such sale or transfer is void AB INITIO. Upon the occurrence of an event which could result in a violation of the Ownership Restrictions certain shares of Common Stock may automatically be converted into Excess Stock of the Company ("Excess Stock"). All Excess Stock will be determined to be owned by the Company as trustee for the exclusive benefit of the person to whom they are ultimately transferred, and the person who would otherwise be the owner of the shares converted into such Excess Stock shall have no rights in such shares of Excess Stock other than the right, subject to certain limitations, to designate the person to whom such Excess Stock is to be transferred.

        All certificates representing shares of Common Stock will bear a legend referring to the Ownership Restrictions. All persons who have beneficial ownership, directly or by virtue of the attribution provisions of the Code, of more than 2.5% of the outstanding capital stock of the Company are required to file an affidavit with the Company containing the information specified in the Articles within 30 days after January 1 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company such information as the Board of Directors of the Company deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

 6.  HOW DOES AN ELIGIBLE SHAREHOLDER PARTICIPATE?

        Record Owners and Unit Owners may join the Plan by completing and signing the Enrollment Authorization Form included with this Prospectus and returning it to the Plan Administrator. A postage-paid envelope is provided for this purpose. Enrollment Authorization Forms may be obtained at any time by written request to First Chicago Trust Company of New York, Dividend Reinvestment, P.O. Box 2598, Jersey City, New Jersey 07303-2598, or by telephoning the Plan Administrator at (800) 446-2617.

        Beneficial Owners who wish to join the Plan must instruct their broker, bank or other nominee to complete and sign a Broker and Nominee
 Form (the "B&N Form") and return it to the Plan Administrator. See Questions 8 and 16.

        If a Record Owner or Unit Owner returns a properly executed Enrollment
  Authorization  Form  to  the  Plan  Administrator  without  electing   an
  investment option, such Enrollment Authorization Form will be deemed to indicate the intention of such Record Owner or Unit Owner, as the case may be, to apply all cash dividends and optional cash payments, if applicable, toward the purchase of additional shares of Common Stock. If the broker, bank or other nominee for a Beneficial Owner returns a properly executed B&N Form to the Plan Administrator, such B&N Form will be deemed to indicate the intention of such broker, bank or other nominee to reinvest all cash dividends in additional shares of Common Stock on behalf of the Beneficial Owners listed on the B&N Form. See Question 7 for investment options.

    7.  WHAT DOES THE ENROLLMENT AUTHORIZATION FORM PROVIDE?

        The Enrollment Authorization Form appoints the Plan Administrator as agent for the Participant and directs the Company to pay to the Plan
  Administrator each Participant's cash dividends on all or a specified number of shares of Common Stock and/or Units registered in the name of the Participant on the applicable record date ("Participating Shares"), as well as on all whole and fractional shares of Common Stock credited to a
  Participant's Plan account ("Plan Shares"). The Enrollment Authorization Form directs the Plan Administrator to purchase on the Investment Date (as defined in Question 11) additional shares of Common Stock with such dividends and optional cash payments, if any, made by the Participant. See Question 8 for a discussion of the B&N Form which is required to be used by the broker, bank or nominee who holds shares owned by a Beneficial Owner who wishes to participate in the Plan. The Enrollment Authorization Form also directs the Plan Administrator to reinvest automatically all
  subsequent  dividends  on  Plan  Shares.   Dividends  will continue to be
 reinvested on the number of Participating Shares and on  all  Plan  Shares until the Participant specifies otherwise by contacting the Plan Administrator, withdraws from the Plan (see Questions 26 and 27), or the Plan is terminated. See Question 6 for additional information about the Enrollment Authorization Form.

        The Enrollment Authorization Form provides for the purchase of additional shares of Common Stock through the following investment options:

          (1) If "Full Dividend Reinvestment" is elected, the Plan Administrator will apply all cash dividends on all shares of Common Stock and/or Units then or subsequently registered in the
     Participant's name, and all cash dividends on all Plan Shares, together with any optional cash payments, toward the purchase of additional shares of Common Stock.

             (2) If "Partial Dividend Reinvestment" is elected, the Plan Administrator will apply all cash dividends on only the number of
     Participating  Shares  registered  in   the   Participant's  name  and
     specified on the Enrollment Authorization Form and all cash dividends on all Plan Shares, together with any optional cash payments, toward the purchase of additional shares of Common Stock.

             (3) If "Optional Cash Payments Only" is elected, the Participant will continue to receive cash dividends on shares of Common Stock registered in that Participant's name and/or Units owned by such Participant in the usual manner. However, the Plan Administrator will apply all cash dividends on all Plan Shares, if any, together with any optional cash payments received from the Participant, toward the purchase of additional shares of Common Stock.

        Each Participant who is a Record Owner or Unit Owner may select any one of these three options. In each case, dividends will be reinvested on all Participating Shares and on all Plan Shares held in the Plan account, including dividends on shares of Common Stock purchased with any optional cash payments, until a Participant specifies otherwise by contacting the
   Plan   Administrator,  or  withdraws  from  the  Plan  altogether   (see
 Questions 26 and 27), or until the Plan is terminated. If a Participant would prefer to receive cash payments of dividends paid on Plan Shares rather than reinvest such dividends, those shares must be withdrawn from the Plan by telephone or written notification to the Plan Administrator. See Questions 26 and 27 regarding withdrawal of Plan Shares.
        Participants may change their investment options at any time by requesting a new Enrollment Authorization Form and returning it to the
 Plan  Administrator  at  the  address  set  forth  in  Question  37.   See
 Question 11 for the effective date for any change in investment options.

 8.  WHAT DOES THE B&N FORM PROVIDE?

        The B&N Form provides the ONLY means by which a broker, bank or other nominee holding shares of a Beneficial Owner in the name of a recognized securities depository may participate in the Plan by reinvesting cash dividends on behalf of such Beneficial Owner. B&N Forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 37.

        THE B&N FORM AND APPROPRIATE INSTRUCTIONS MUST BE RECEIVED BY THE PLAN ADMINISTRATOR NOT LATER THAN FIVE DAYS AFTER THE APPLICABLE RECORD DATE FOR THE CASH DIVIDEND TO BE INVESTED ON THE APPLICABLE INVESTMENT DATE.

 9.  IS PARTIAL PARTICIPATION POSSIBLE UNDER THE PLAN?

        Yes. Record Owners, Unit Owners or the broker, bank or other nominee for Beneficial Owners may designate on the Enrollment Authorization Form or B&N Form, as applicable, the number of shares and/or Units for which dividends are to be reinvested. Dividends will thereafter be reinvested only on the number of shares and/or Units specified, and the Record Owner, Unit Owner or Beneficial Owner, as the case may be, will continue to receive cash dividends on the remainder of the shares and/or Units.

    10. WHEN MAY AN ELIGIBLE SHAREHOLDER OR UNIT OWNER JOIN THE PLAN?

        A Record Owner, Unit Owner or a Beneficial Owner may join the Plan at any time. Once in the Plan, a Participant remains in the Plan until he or
  she  withdraws  from  the  Plan,  the  Company  terminates  his   or  her
  participation in the Plan or the Company terminates the Plan. See Question 27 regarding withdrawal from the Plan.

 11. WHEN  WILL DIVIDENDS BE REINVESTED AND/OR OPTIONAL  CASH  PAYMENTS  BE
     INVESTED?

        When shares  are  purchased  from  the Company, such purchases will be
 made on the "Investment Date" in each month.   The  Investment  Date  with
 respect to Common Stock acquired directly from the Company and relating to a dividend reinvestment will be the dividend payment date declared by the Board of Directors (unless such date is not a business day in which came it is the first business day immediately thereafter) or, in the case of open market purchases and relating to a dividend reinvestment, no later than ten business days following the dividend payment date. Except with respect to the first Investment Date relating to optional cash payments, the Investment Date with respect to Common Stock acquired directly from the Company or in the case of open market purchases and relating to an optional cash payment will generally be on or about the twentieth day of each month.

        When open market purchases are made by the Plan Administrator, such purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Plan Administrator and will be completed no later than 30 days after each Investment Date except where completion at a later date is necessary or advisable under any applicable federal securities law. Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator.

        If the Enrollment Authorization Form is received within five days after the record date for a dividend payment, the election to reinvest
 dividends  will  begin  with  that  dividend  payment.   If the Enrollment
 Authorization Form or B&N Form is received after the fifth  day subsequent to any such record date, reinvestment of dividends will begin on the dividend payment date following the next record date if the Participant is still a Record Owner, Unit Owner or Beneficial Owner. Record dates for payment of dividends normally precede payment dates by approximately three weeks.

        See Question 17 for information concerning limitations on the minimum and maximum amounts of optional cash payments that may be made each month by Record Owners and Unit Owners and Question 18 for information as to when optional cash payments must be received to be invested on each Investment Date.

        Shares will be allocated and credited to Participants' Plan accounts who are Record Owners or Unit Owners as follows: (1) shares purchased from the Company will be allocated and credited on the appropriate
 Investment Date; and (2) shares purchased in market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all Participants with dividends to be reinvested or optional cash payments, as the case may be, during the month.

        With respect to Beneficial Owners, the Plan Administrator will, on the relevant Investment Date, reinvest the dividend payable in as many WHOLE shares of Common Stock as can be purchased with the total dividend paid at the purchase price computed in accordance with the Plan. The remaining dividend, if any, will be paid to the Beneficial Owner.

        NO INTEREST WILL BE PAID ON CASH DIVIDENDS OR OPTIONAL CASH PAYMENTS PENDING INVESTMENT OR REINVESTMENT UNDER THE TERMS OF THE PLAN. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL
 BE IN THE BEST INTEREST OF A PARTICIPANT  TO  DEFER OPTIONAL CASH PAYMENTS
  UNTIL  SHORTLY  BEFORE THE DATE OF COMMENCEMENT OF  THE  RELATED  PRICING
 PERIOD.
                  PURCHASES AND PRICES OF SHARES

 12. WHAT WILL BE THE  PRICE  TO PARTICIPANTS OF SHARES PURCHASED UNDER THE
     PLAN?

     With respect to reinvested dividends, the price per share of Common Stock acquired directly from the Company will be 99% (subject to change) of the average of the high and low sales prices, computed to three decimal places, of the Common Stock on the NYSE on the Investment Date (as defined in Question 11), or if no trading occurs in the Common Stock on the Investment Date, the average of the high and low sales prices for the first trading day immediately preceding the Investment Date for which trades are reported.

     No discount will be available for dividends reinvested in Common Stock acquired in open market purchases. See Question 15. The price per share of Common Stock acquired through open market purchases with reinvested dividends will be the weighted average of the actual prices paid, computed to three decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants, reinvested dividends for the related quarter. Additionally, each Participant will be charged a pro rata portion of any brokerage commissions or other fees or charges paid by the
  Plan Administrator in connection with such open market purchases. If a Participant desires to opt out of the dividend reinvestment feature of the Plan when the Common Stock relating to dividend reinvestments will be purchased in the open market, a Participant must notify the Plan Administrator no later than the record date for the related dividend payment date. For information as to the source of the Common Stock to be purchased under the Plan see Question 15.)

     With respect to optional cash payments that do not exceed $10,000 (see Question 17 for a discussion of the discount applicable to optional cash payments in excess of $10,000), the price per share of Common Stock acquired directly from the Company will be 97% (subject to change) of the average of the daily high and low sale prices, computed to three decimal places, of the Common Stock as reported on the NYSE for the twelve Trading Days immediately preceding the relevant Investment Date (as defined in Question 11 above) or, if no trading occurs in the Common Stock on one or more of such Trading Days, for the twelve Trading Days immediately preceding the Investment Date for which trades are reported. A "Trading Day" means a day on which trades in the Common Stock are reported on the NYSE with respect to all optional cash payments, regardless of the amount being invested, the period encompassing the twelve Trading Days which relate to an Investment Date constitutes the relevant "Pricing Period".

        No discount will be available for shares of Common Stock acquired through open market purchases with optional cash payments. The price per share of Common Stock acquired through open market purchases with optional cash payments will be the weighted average of the actual prices paid, plus brokerage commissions or other fees or charges paid by the Plan Administrator in connection with such open market purchaser, computed to three decimal places,  for  all  of the Common Stock purchased by the Plan
  Administrator with all Participants, optional cash payments for the related month.
        The price per share of Common Stock purchased directly from the Company with cash dividends or optional cash payments, currently reflects a discount which is subject to change (but will not vary from the range of 0% to 5%) from time to time or discontinuance at the Company's discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Except with respect to the Waiver Discount (see Question 17), the Company will provide Participants with written notice of a change in the applicable discount rate at least thirty days prior to the relevant record date.

        Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator.

        All references in the Plan to the "Market Price," when it relates to cash dividends which will be reinvested in Common Stock acquired directly from the Company shall mean the average of the high and low sales prices, computed to three decimal places, of the Common Stock on the NYSE on the
  Investment Date, or if no trading occurs in the Common Stock on the Investment Date, the average of the high and low sales prices for the first  trading day immediately preceding the Investment  Date  for  which
 trades are  reported.   With  respect  to  cash  dividends  which  will be
  reinvested in Common Stock purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid, plus brokerage commissions or other fees or charges paid by the Plan Administrator in connection with such open market purchase, computed to three decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' reinvested dividends for the related quarter. All references in the Plan to the "Market Price" for optional cash payments which will be invested in Common Stock acquired directly from the Company shall mean the average of the daily high and low sales prices of the Common Stock as reported on the NYSE consolidated reporting system during
 the Pricing Period (as defined above).   With  respect  to  optional  cash
  payments which will be invested in Common Stock purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid, plus brokerage commissions or other fees or charges paid by the Plan Administrator in connection with such open market purchase, computed to three decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' optional cash payments for the related month.

 13. WHAT   ARE   THE  RECORD  DATES  AND  INVESTMENT  DATES  FOR  DIVIDEND
     REINVESTMENT?

        For the reinvestment of dividends, the "Record Date" is the record date declared by the Board of Directors for such dividend. Likewise, the dividend payment date declared by the Board of Directors constitutes the
  Investment Date applicable to the reinvestment of such dividend with respect to Common Stock acquired directly from the Company, except that if any such date is not a business day, the first business day immediately following such date shall be the Investment Date. The Investment Date with respect to Common Stock purchased in open market transactions will be no later than ten business days following the dividend payment date.
  Dividends will be reinvested beginning on the Investment Date using the applicable Market Price (as defined in Question 12). Generally, record dates for quarterly dividends on the Common Stock will precede the dividend payment dates by approximately three weeks. See Schedule A for a list of the future dividend record dates and payment dates. Please refer to Question 18 for a discussion of the Record Dates and Investment Dates applicable to optional cash payments.

 14. HOW  WILL  THE  NUMBER  OF  SHARES  PURCHASED  FOR  A  PARTICIPANT  BE
     DETERMINED?

        With respect to Record Owners and Unit Owners, a Participant's account in the Plan will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on behalf of such Participant divided by the purchase price per share as calculated pursuant to the methods described in Question 12, as applicable. The total amount to be invested will depend on the amount of any dividends paid on the number of shares or Units participating in the Plan and Plan Shares in such Participant's Plan account available for investment on the related Investment Date, and/or the amount of any optional cash payments, if any, made by such Participant and available for investment on the related Investment Date. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of dividends.

        With respect to Beneficial Owners, the Plan Administrator will, beginning on the relevant Investment Date, reinvest the dividend payable in as many WHOLE shares of Common Stock as can be purchased with the total dividend paid at the purchase price computed in accordance with the Plan. The remaining dividend, if any, will be paid to the Beneficial Owner.

 15. WHAT IS THE SOURCE OF COMMON STOCK PURCHASED UNDER THE PLAN?

        Shares will be purchased either directly from the Company, in which event such shares will be either authorized but unissued shares or shares held in the treasury, or on the open market, or by a combination of the foregoing, at the option of the Company, after a review of current market conditions and the Company's current and projected capital needs. The
  Company will determine the source of the Common Stock to be purchased under the Plan at least three business days prior to the relevant Record Date, and will notify the Plan Administrator of the same. Neither the
  Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the source of the Common Stock to be purchased under the Plan, but current information regarding the source of the Common Stock may be obtained by contacting the Company's Chief Accounting Officer at (616) 798-9100.

 16. HOW DOES THE OPTIONAL CASH PAYMENT FEATURE OF THE PLAN WORK?

        All Participants who are Record Owners or Unit Owners are eligible to make optional cash payments during any month, whether or not a dividend is
 declared.   Beneficial  Owners may not make optional cash payments without
 first becoming a Record Owner.   Optional cash payments from Record Owners
 or Unit Owners must be accompanied by an Enrollment Authorization Form. Each month the Plan Administrator will apply any optional cash payment received from a Participant no later than one business day prior to the commencement of that month's Pricing Period (as defined in Question 12) to the purchase of additional shares of Common Stock for the account of the Participant on the following Investment Date (as defined in Question 11).

     The discount from the Market Price applicable to optional cash payments will be 3% (subject to change) of the Market Price (as defined in Question 12). Refer to Question 17 for a discussion of the possible limitations on the purchase price applicable to the purchase of shares made with optional cash payments.

 17. WHAT LIMITATIONS APPLY TO OPTIONAL CASH PAYMENTS?

        Each optional cash payment is subject to a minimum per month purchase limit of $50 and a maximum per month purchase limit of $10,000. For purposes of these limitations, all Plan accounts under the common control
  or management of a Participant will be aggregated.   Generally,  optional
 cash  payments  of  less  than  $50  and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $10,000, unless such limit has been waived by the Company, will be returned to Participants without interest as soon as practicable.

        Participants who are Record Owners or Unit Owners may make optional cash payments of up to $10,000 each month without the prior approval of the Company. Optional cash payments in excess of $10,000 may be made by a Participant who is a Record Owner or Unit Owner only upon acceptance by the Company of a completed Request for Waiver form from such Participant. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to accepted Requests for Waiver. A Request for Waiver form must be received and accepted by the Company each month no later than the Record Date (as defined in Question 18) for the applicable Investment Date. Request for Waiver forms will be furnished at any time upon request to the Company at the address or telephone number specified in this Prospectus. Participants interested in obtaining further information about a Request for Waiver should contact the Company's Chief Accounting Officer at (616) 798-9100.

     Waivers will be considered on the basis of a variety of factors, which may include the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Stock and other Company securities, general economic and market conditions, expected aberrations in the price or trading volume of the Common Stock, the potential disruption of the price of the Common Stock by a financial intermediary, the number of shares of
  Common Stock held by the Participant submitting the waiver request, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. Grants of waivers will be made in the absolute discretion of the Company.

     PARTICIPANTS  IN  THE  PLAN  ARE  NOT  OBLIGATED TO PARTICIPATE IN THE
  OPTIONAL CASH PAYMENT FEATURE OF THE PLAN AT  ANY  TIME.   OPTIONAL  CASH
 PAYMENTS NEED NOT BE IN THE SAME AMOUNT EACH MONTH.
        Unless it waives its right to do so, the Company may establish for any Pricing Period a minimum price (the "Threshold Price") applicable only to the investment of optional cash payments that exceed $10,000 and that are made pursuant to Requests for Waiver, in order to provide the Company with the ability to set a minimum price at which Common Stock will be sold
 under the Plan each month pursuant to such requests.   A  Threshold  Price
  will only be established when shares of Common Stock will be purchased directly from the Company on the applicable Investment Date. Except with respect to the first Investment Date relating to optional cash payments, the Company will, at least three business days prior to each Record Date (as defined in Question 18), determine whether to establish a Threshold
  Price and, if a Threshold Price is established, its amount and so  notify
  the  Plan  Administrator.   The  determination  whether  to  establish  a
 Threshold Price and, if a Threshold Price is established, its amount will be made by the Company at its discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Neither the Company nor the Plan Administrator shall be required to provide any written notice to
 Participants as to whether a Threshold Price has been established for any Pricing Period, but current information regarding the Threshold Price may be obtained by contacting the Company's Chief Accounting Officer at (616) 798-9100.

     The Threshold Price for optional cash payments made pursuant to Requests for Waiver, if established for any Pricing Period, will be a stated dollar amount that the average of the high and low sale prices of the Common Stock on the NYSE for each Trading Day of the relevant Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day and the trading prices for that day will be excluded from that Pricing Period. Thus, for example, if the Threshold Price is not satisfied for three of the twelve Trading Days in a Pricing Period, then the average sales price for purchases and the amount of optional cash payments which may be invested will be based upon the remaining nine Trading Days when the Threshold Price is satisfied. For each Trading Day on which the Threshold Price is not satisfied, 1/12 of each optional cash payment made by a Participant pursuant to a Request for Waiver will be returned to such Participant, without interest, as soon as practicable after the applicable
   Investment Date. In the example above, therefore, 3/12 of each Participant's optional cash payment made pursuant to a Request for Waiver will be returned to such Participant by check, without interest, as soon as practicable after the applicable Investment Date. This return procedure will only apply when shares are purchased directly from the
  Company for optional cash payments made pursuant to Requests for Waiver and the Company has set a Threshold Price with respect to the relevant Pricing Period. See Question 15.

     Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. The
 Threshold Price concept and return procedure discussed above apply only to optional cash payments made pursuant to Requests for Waiver.

        For any Investment Date, the Company may waive its right to set a Threshold Price for optional cash payments made pursuant to Requests for Waiver. Participants may ascertain whether the Threshold Price applicable to a given Pricing Period has been set or waived, as applicable, by contacting the Company's Chief Accounting Officer at (616) 798-9100.

     For a list of expected dates by which the Threshold Price will be set in 1996 and 1997, see Schedule A.

        Except with respect to the first Investment Date relating to optional cash payments, each month, at least three business days prior to the applicable Record Date (as defined in Question 18), the Company will establish the discount from the Market Price applicable to optional cash payments made pursuant to Requests for Waiver and will notify the Plan Administrator of the same. Such discount (the "Waiver Discount") will be between 0% and 5% of the Market Price and may vary each month, but once established will apply uniformly to all optional cash payments made pursuant to Requests for Waiver during that month. The Waiver Discount will be established in the Company's sole discretion after a review of current market conditions, the level of participation in the Plan, and the
  Company's current and projected capital needs. The Waiver Discount applies only to optional cash payments made Pursuant to Requests for
 Waiver.  Neither  the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the Waiver Discount, but current information regarding the Waiver Discount applicable to the next Pricing Period may be obtained by contacting the Company's Chief Accounting Officer at (616) 798-9100. Setting a Waiver Discount for an Investment Date shall not affect the setting of a waiver Discount for any
 subsequent Investment Date.   The  Waiver Discount feature discussed above
  applies only to optional cash payments made pursuant to Requests for Waiver and does not apply to the reinvestment of dividends.

     THE THRESHOLD PRICE CONCEPT AND RETURN PROCEDURE DISCUSSED ABOVE APPLY ONLY TO OPTIONAL CASH PAYMENTS MADE PURSUANT TO REQUESTS FOR WAIVER WHEN SHARES OF COMMON STOCK ARE TO BE PURCHASED FROM THE COMPANY ON THE
  APPLICABLE INVESTMENT DATE. ONLY SUCH OPTIONAL CASH PAYMENTS WILL BE AFFECTED BY THE WAIVER DISCOUNT. ALL OTHER OPTIONAL CASH PAYMENTS WILL BE MADE AT A 3% DISCOUNT FROM THE MARKET PRICE (SUBJECT TO CHANGE) WHEN
  SHARES OF COMMON STOCK ARE TO BE PURCHASED FROM THE COMPANY, WITHOUT REGARD TO ANY THRESHOLD PRICE OR WAIVER DISCOUNT.

 18. WHAT  ARE THE RECORD DATES AND  INVESTMENT  DATES  FOR  OPTIONAL  CASH
     PAYMENTS?

        Optional cash payments will be invested every month on the related Investment Date. The "Record Date" for optional cash payments is two business days prior to the commencement of the related Pricing Period and the "Investment Date" is generally on or about the twentieth day of each month or, in the case of open market purchases, no later than the last business day of each month.

        For a schedule of expected Record Dates and Investment Dates in 1996 and 1997, see Schedule A.

 19. WHEN   MUST   OPTIONAL   CASH  PAYMENTS  BE  RECEIVED  BY   THE   PLAN
     ADMINISTRATOR?

        Except with respect to the first Investment Date relating to optional cash payments, optional cash payments received by the Plan Administrator at least one business day prior to the commencement of a Pricing Period will be applied to the purchase of shares of Common Stock on the Investment Date which relates to that Pricing Period. No interest will be paid by the Company or the Plan Administrator on optional cash payments held pending investment. Generally, optional cash payments received on or after the commencement of a Pricing Period will not be returned to the Participant but will be invested in shares of Common Stock on behalf Participant on the next Investment Date.

        Each month the Plan Administrator will apply any optional cash payment for which good funds are timely received to the purchase of shares of
 Common Stock for the account of the Participant on the next Investment Date. See Question 18. Except with respect to the first Investment Date relating to optional cash payments, in order for funds to be invested on the next Investment Date, the Plan Administrator must have received a check or money order and such check or money order must have cleared at least one business day immediately preceding the first Trading Day of the ensuing Pricing Period. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to First
  Chicago  -  Horizon  Group.   Checks  returned for any reason will not be
 resubmitted for collection and are subject to a $20 fee charged to the Participant.

        Participants may make automatic monthly investments of a specified amount (not less than $50 per purchase nor more than $10,000 per month) by electronic funds transfer from a predesignated account with a U.S. financial institution. To initiate automatic monthly deductions, the
  Participant must complete and sign an Authorization Form For Automatic Monthly Deduction and return it to the Plan Administrator together with a voided blank check for the account from which funds are to be drawn. An Authorization Form For Automatic Monthly Deduction is enclosed with this
   Prospectus   and  additional  forms  may  be  obtained  from  the   Plan
 Administrator. Authorization Forms For Automatic Monthly Deduction will be processed and will become effective as promptly as practicable.

        Once automatic monthly deduction is initiated, funds will be drawn from the Participant's designated bank account on the third business day preceding each monthly Investment Date relating to optional cash payments and will be invested in Common Stock beginning on that Investment Date.

        Participants may change or terminate automatic monthly deductions by completing and submitting to the Plan Administrator a new Authorization Form For Automatic Monthly Deduction. To be effective with respect to a particular Investment Date, however, the new Authorization Form For Automatic Monthly Deduction must be received by the Plan Administrator at least six business days preceding such Investment Date.

     NO INTEREST WILL BE PAID BY THE COMPANY OR THE PLAN ADMINISTRATOR ON OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST
  INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

        Except with respect to the first Investment Date relating to optional cash payments, in order for payments to be invested on the Investment Date, in addition to the receipt of good funds at least one business day prior to the commencement of a Pricing Period, the Plan Administrator must be in receipt of an Enrollment Authorization Form as of the same date. See Questions 6 and 8.

 20. MAY OPTIONAL CASH PAYMENTS BE RETURNED?

        Upon telephone or written request to the Plan Administrator received prior to the Investment Date with respect to which optional cash payments have been delivered to the Plan Administrator, such optional cash payments will be returned to the Participant as soon as practicable. Additionally, a portion of each optional cash payment will be returned by check, without interest, as soon as practicable after the Investment Date for each Trading Day of the Pricing Period that does not meet the Threshold Price, if any, applicable to optional cash payments made pursuant to Requests for Waiver. See Question 17. Also, each optional cash payment, to the extent that it does not either conform to the limitations described in Question 18 or clear within the time limit described in Question 19, will be subject to return to the Participant as soon as practicable.

 21. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH THEIR PARTICIPATION UNDER THE PLAN?

        Participants will have to pay brokerage fees or commissions on shares of Common Stock purchased on the open market, which will be included when determining the number of shares to be purchased. Participants will incur no brokerage commissions or service charges when shares of Common Stock are acquired directly from the Company under the Plan. The Company will pay all other costs of administration of the Plan. However, Participants that request that the Plan Administrator sell all or any portion of their shares (see Question 27) must pay a service fee per transaction to the
  Plan Administrator, any related brokerage commissions, applicable stock transfer taxes and any other costs of sale.

                      REPORTS TO PARTICIPANTS

 22. WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

        Each Participant in the Plan who is a Record Owner or Unit Owner will receive, directly from the Plan Administrator a statement of his or her
  account  following  each  purchase  of  shares.   These   statements  are
 Participants' continuing record of the cost of their purchases  and should be retained for income tax purposes. In addition, Participants will receive copies of other communications sent to holders of the Common
  Stock, including the Company's annual report to its shareholders, the notice of annual meeting and proxy statement in connection with its annual meeting of shareholders and Internal Revenue Service information for reporting dividends paid.

                      DIVIDENDS ON FRACTIONS

 23. WILL PARTICIPANTS BE CREDITED WITH DIVIDENDS ON FRACTIONS OF SHARES?

        Participants who have Plan accounts will be credited with dividends on fractions of shares in such Participant's Plan account.

                  CERTIFICATES FOR COMMON SHARES

 24. WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED?

        Common Stock purchased for Participants who are Record Owners or Unit Owners will be held in the name of the Plan Administrator or its nominee.
 No certificates will be issued to Participants who are Record Owners or Unit Owners for shares in the Plan unless a Participant makes a telephone or written request to the Plan Administrator or until participation in the
  Plan is terminated. At any time, a Participant may request the Plan Administrator to send a certificate for some or all of the whole shares credited to a Participant's account. Written requests should be mailed to the Plan Administrator at the address set forth in Question 37. Telephone requests should be made to the Plan Administrator at the telephone number set forth in Question 37. Any remaining whole shares and any fractions of shares will remain credited to the Plan account.

        Certificates will be issued for whole shares purchased by Beneficial Owners in the Plan and will be delivered to the broker, bank or other nominee holding the Participating Shares on behalf of such Beneficial Owner. Certificates for fractional shares will not be issued under any circumstances.

        At the time of enrollment in the Plan, or at any later time, Participants may use the Plan's "Share Safekeeping Service" to deposit any Common Stock certificates in their possession with the Plan Administrator.
  Shares  deposited  will  be  transferred  into  the  name  of  the   Plan
  Administrator or its nominee and credited to the Participant's account under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan. By using the Plan's Share Safekeeping Service, Participants no longer bear the risk associated with loss, theft or destruction of stock certificates. Also, because shares deposited with the Plan Administrator are treated in the same manner as shares purchased through the Plan, they may be transferred or sold through the Plan in a convenient and efficient manner.

        To insure against loss resulting from mailing stock certificates to the Plan Administrator, the Plan Administrator provides mail insurance free of charge for certificates valued at current market value up to $25,000.

        To be eligible for certificate mailing insurance, an individual investor must observe the following guidelines. Certificates must be mailed  in  brown,  pre-addressed  return  envelopes  supplied by the Plan
  Administrator.  Certificates  mailed  to the Plan Administrator  must  be
  mailed  first  class.   The Plan Administrator  will  promptly  send  the
  Participant  a  statement  confirming   each   deposit  of  Common  Stock
  certificates.   Shareholders must notify the Plan  Administrator  of  any
 claim within thirty (30) calendar days of the date the certificates were mailed. To submit a claim, a shareholder must be a current Participant or the loss must be incurred in connection with becoming a participant. In the latter case, the claimant must enroll in the Plan at the time the insurance claim is processed. The maximum insurance protection provided to the Participant is $25,000 and coverage is available only when the certificates are sent to the Plan Administrator in accordance with the guidelines described above.

        Insurance covers the replacement of shares of stock, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time the individual mails the certificates until such time as replacement can be effected.

        If a Participant does not use the brown pre-addressed return envelope provided by the Plan Administrator, certificates should be mailed to the address set forth in the answer to Question 37 and insured for possible mail loss for 2% of the current market value (minimum of $20); this represents the replacement cost to the Participant.

 25. IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

        Each Plan account is maintained in the name in which the related Record Owner or Unit Owner's certificates were registered at the time of enrollment in the Plan. Stock certificates for whole shares purchased under the Plan will be similarly registered when issued upon a Record
  Owner or Unit Owner's request. If a Participant is a Beneficial Owner, stock certificates for whole shares purchased under the Plan will be registered in the name of such Participant's banker, broker or other nominee. A Record Owner or Unit Owner who wishes to pledge shares credited to such Participant's Plan account must first withdraw such shares from such account.

                    WITHDRAWALS AND TERMINATION

 26. WHEN MAY PARTICIPANTS WITHDRAW FROM THE PLAN?

        Participants may withdraw from the Plan with respect to all or a portion of such Participant's Participating Shares at any time. If the request to withdraw  is received by the Plan Administrator on or after the dividend record date for the corresponding payment date, the Plan Administrator, in its sole discretion, may either pay such dividend in
  cash  or reinvest it in shares for the Participant's  account.   If  such
 dividend  is  reinvested,  the  Plan  Administrator  may  sell  the shares purchased and remit the proceeds to the Participant, less any related brokerage commissions, applicable stock transfer taxes, service fees and any other costs of sale. All subsequent dividends will be paid in cash unless a shareholder re-enrolls in the Plan, which may be done at any time.

        Any  optional   cash  payments  which  have  been  sent  to  the  Plan
 Administrator prior to a request for withdrawal will also be invested on the next Investment Date unless a Participant expressly requests return of that payment in the request for withdrawal from the Plan, and the request for withdrawal is received by the Plan Administrator prior to the related Investment Date.

 27. HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

        A Participant who wishes to withdraw from the Plan with respect to all or a portion of such Participant's Participating Shares must notify the Plan Administrator by telephone as set forth in the answer to Question 37. Upon a Participant's withdrawal from the Plan or termination of the Plan by the Company, certificates for the appropriate number of whole shares credited to his or her account under the Plan will be issued. A cash payment will be made for any fraction of a share.

        Upon withdrawal from the Plan, a Participant may also request that the Plan Administrator sell all or part of the shares credited to his or her account in the Plan. The Plan Administrator will sell the shares as requested as soon as practicable after processing the request for withdrawal. The Participant will receive the proceeds of the sale, less a service fee per transaction paid to the Plan Administrator, any brokerage fees or commissions and any applicable stock transfer taxes and any other costs of sale.

 28. ARE THERE ANY AUTOMATIC TERMINATION PROVISIONS?

        Participation in the Plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetency of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative.

                         OTHER INFORMATION

 29. WHAT HAPPENS IF A PARTICIPANT SELLS OR TRANSFERS ALL OF THE SHARES OR UNITS REGISTERED IN THE PARTICIPANT'S NAME?

        Even if a Participant disposes of all shares and Units registered in his or her name, and is not shown as a Record Owner or Unit Owner on a dividend record date, the Plan Administrator will continue to reinvest dividends on the Plan Shares held in such Participant's Plan account until a written request for withdrawal from the Plan is received from the Participant.

    30. WHAT HAPPENS IF THE COMPANY DECLARES A DIVIDEND PAYABLE IN SHARES OF COMMON STOCK OR DECLARES A SPLIT OF ITS COMMON STOCK?

        Any dividend payable in shares and any additional shares distributed by the Company in connection with a stock split in respect of shares credited to a Participant's Plan account will be added to that account. Stock dividends or split shares which are attributable to shares registered in a Participant's own name and not in his or her Plan account will be mailed directly to the Participant as in the case of Record Owners not participating in the Plan.

 31. HOW WILL SHARES HELD BY THE PLAN ADMINISTRATOR BE VOTED AT MEETINGS OF SHAREHOLDERS?

        If the Participant is a Record Owner, the Participant will receive a proxy card covering both directly held shares and full shares held in the
  Plan. If the Participant is a Beneficial Owner, the Participant will receive a proxy covering shares purchased through the Plan through his or her broker, bank or other nominee.

     If a proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the
  Participant's shares will be voted in accordance with recommendations of the Board of Directors of the Company, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a Participant's name may be voted only by the Participant in person.

 32. WHAT   ARE  THE  RESPONSIBILITIES  OF  THE  COMPANY   AND   THE   PLAN
     ADMINISTRATOR UNDER THE PLAN?

        The  Company  and  the  Plan  Administrator  will  not  be  liable  in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon his or her death, with respect to the prices at which shares are purchased or sold and/or the times when such purchases or sales  are  made  or with respect to any fluctuation in the market  value
  before  or  after  purchase  or  sale  of  shares.   Notwithstanding  the
 foregoing, nothing contained in the Plan limits the Company's liability with respect to alleged violations of federal securities laws.

     The Company and the Plan Administrator shall be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

 33. MAY THE PLAN BE CHANGED OR DISCONTINUED?

     Yes. The Company may suspend, terminate, or amend the Plan at any time. Notice will be sent to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by the Company.

     The Company may substitute another administrator or agent in place of the Plan Administrator at any time; Participants will be promptly informed of any such substitution.

     Any questions of interpretation arising under the Plan will be determined by the Company and any such determination will be final.

 34. WHAT  ARE  THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE
     PLAN?

     The following summary is based upon an interpretation of current federal tax law. Participants should consult their own tax advisers to determine particular tax consequences, including state income tax (and non-income tax, such as stock transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and subsequent disposition of shares acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

     Participants in the Plan will be treated for federal income tax purposes as having received, on the dividend payment date, a distribution in an amount equal to the fair market value on that date of the shares acquired with reinvested dividends. Such shares will have a tax basis equal to the same amount. For federal income tax purposes, the fair market value of shares acquired with reinvested dividends under the Plan will be equal to 100% of the average of the high and low sale prices of shares on the related Investment Date.

     Such distribution will be taxable as a dividend to the extent of the Company's current or accumulated earnings and profits. To the extent the distribution is in excess of the Company's current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing a Participant's tax basis in his or her shares, and the distribution in excess of a Participant's tax basis will be taxable as gain recognized from the sale of his or her shares.

 EXAMPLE 1:

     The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends at a 1% discount from Market Price when shares of Common Stock are purchased directly from the Company.

 Cash dividends reinvested                                               $100.00
 Assumed fair market value and Market Price*           $20.00
 Less 1% discount per share                            $(0.20)
 Net purchase price per share                          $19.80
 Number of shares purchased ($100.00/$19.80)             5.051
 Total taxable dividend resulting from                                   $101.02
 transaction ($20.00 X 5.051)**

 * These prices are assumed for illustrative purposes only, and will vary with the market price of Common Stock.

    **  The foregoing example assumes that the entire  amount of the $100 cash distribution and $1.02 distribution from the discount  on the purchase of shares will be treated as a dividend for federal tax purposes. However, as noted, if all or a portion of such distributions exceed the Company's current or accumulated earnings and profits, a portion of such distributions could be a non-taxable return of capital or long-term capital gain, thereby affecting the total taxable dividend
     resulting from the transaction.   Participants  are  urged  to consult
     with their tax advisors in this regard.

        Shares acquired under the optional cash payment feature of the Plan will have a tax basis equal to the amount of the payment plus the excess, if any, of the fair market value of the shares purchased over the amount of the payment. The fair market value on an acquisition date is likely to differ from the Market Price for the Pricing Period immediately preceding the related Investment Date (which is used to determine the number of shares acquired).

 EXAMPLE 2:

     The following example may be helpful to illustrate the federal income tax consequences of the optional cash payment feature at a 3% discount from the Market Price when shares of Common Stock are purchased directly from the Company.

 Optional Cash Payment                                                   $100.00
 Fair market value on Investment Date*                 $20.00
 Market Price for relevant Pricing Period*             $19.75
 Less 3% discount per share                            $(0.59)
 Net purchase price per share                          $19.16
 Number of shares purchased ($100.00/$19.16)             5.219
 Total taxable dividend resulting from                                     $4.38
 transaction (5.219 X $20.00 - $100.00)

 * These prices are assumed for illustrative purposes only, and will vary with the market price of Common Stock.

     As illustrated above, a Participant who purchases Common Stock in connection with the optional cash payment feature of the Plan will be treated as having received a distribution in an amount equal to the amount by which the fair market value of the Common Stock on the Investment Date exceeds the amount of the optional cash payment.

     A Participant's holding period for shares acquired pursuant to the Plan will begin on the day following the Investment Date.

        A Participant will recognize gain or loss upon the sale or exchange of shares acquired under the Plan. A Participant will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the Participant's account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the shares or fractional share equivalent and the Participant's tax basis in such shares.

        A Participant will not realize any taxable income upon receipt of certificates for whole shares credited to the Participant's account, either upon the Participant's request for certain of those shares or upon termination of participation in the Plan.

     The foregoing discussion is based on the assumption that newly issued shares will be purchased directly from the Company. No discount will be available for shares purchased on the open market. Accordingly, the tax consequences for such purchases will be different from those set forth in Examples 1 and 2.

 35. HOW ARE INCOME TAX WITHHOLDING PROVISIONS APPLIED TO SHAREHOLDERS WHO PARTICIPATE IN THE PLAN?

        If  a  Participant  fails  to  provide  certain  federal  income   tax
  certifications in the manner required by law, dividends on shares of Common Stock and proceeds from the sale of shares held for a Participant's account will be subject to federal income tax withholding at the rate of 31%. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain shareholders (including most corporations) are, however, exempt from the above withholding requirements.

     If a Participant is a foreign shareholder whose dividends are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in shares will be credited to such Participant's account.

 36. WHO  BEARS  THE  RISK  OF MARKET FLUCTUATIONS IN THE COMPANY'S  COMMON
     STOCK?

     A Participant's investment in shares held in the Plan account is no different from his or her investment in directly held shares. The
 Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to such shares.

 37. WHO SHOULD BE CONTACTED WITH QUESTIONS ABOUT THE PLAN?

        All correspondence regarding the Plan should be directed to:

          First Chicago Trust Company of New York
          Dividend Reinvestment
          P.O. Box 2598
          Jersey City, New Jersey  07303-2598

          Telephone:

          Shareholder customer service:  1-800-446-2617

               Normal hours:  8:00   a.m.   -  10:00  p.m.,  Eastern  time,
                              business days
                              8:00  a.m.  -  3:30   p.m.,   Eastern   time,
                              Saturdays

               Customer Service Representatives are available:
                    9:00 a.m. - 6:00 p.m., Eastern time, business days


          Sale of shares:  1-800-446-2617

               Normal hours:  8:00   a.m.   -  10:00  p.m.,  Eastern  time,
                              business days
                              8:00  a.m.  -  3:30   p.m.,   Eastern   time,
                              Saturdays

          Internet: Messages forwarded on the Internet will be responded to within one business day

          The First Chicago Internet address is: "HTTP.//WWW.FCTC.COM"

          TDD:   (201)  222-4955  Telecommunications Device for the hearing impaired

     Please  mention  Horizon  Group,   Inc.   and   this   Plan   in   all
 correspondence.

 38. HOW IS THE PLAN INTERPRETED?

     Any question of interpretation arising under the Plan will be determined by the Company and any such determination will be final. The
 Company may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of the Plan and its operation will be governed by the laws of the State of Michigan.

 39. WHAT ARE SOME OF THE PARTICIPANT RESPONSIBILITIES UNDER THE PLAN?

     Plan Shares are subject to escheat to the state in which the Participant resides in the event that such shares are deemed, under such state's laws, to have been abandoned by the Participant. Participants, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator.

     Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any shares of Common Stock or cash held by the Plan Administrator except as expressly provided herein.

                             DIVIDENDS

     The Company has paid dividends since its initial public offering in November, 1993. In order to accommodate the provisions of this Plan, the
 Company anticipates that dividends will be payable on or about the twentieth day of January, April, July and October.

        The Company intends to pay regular quarterly dividends to its shareholders. Dividends will be determined by the Board of Directors and will depend on a number of factors, including the amount of funds from operations, the financial condition of its properties, any decision by the
  Board of Directors to reinvest cash available  for  distribution,  rather
  than   to   distribute  such  funds,  the  capital  requirements  of  the
  Partnership,  the   annual   distribution  requirements  under  the  REIT
 provisions of the Code and such other factors as the Board of Directors deems relevant. The Company reviews its dividends on a quarterly basis in light of actual results of operations and other factors.

                          USE OF PROCEEDS

     The Company does not know either the number of shares of Common Stock that will be ultimately sold pursuant to the Plan or the prices at which such shares will be sold. However, the Company proposes to use the net proceeds from the sale of newly issued or treasury shares of Common Stock for general corporate purposes.

                       PLAN OF DISTRIBUTION

     Except to the extent the Plan Administrator purchases Common Stock in open market transactions, the Common Stock acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell
  Common Stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to waivers granted with respect to the optional cash payment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Stock trade or in privately negotiated transactions. The Common Stock is currently listed on the New York Stock Exchange. Under certain circumstances, it is expected that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to the Company for shares of
  Common Stock acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

     Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of Common Stock acquired through the reinvestment of dividends under the Plan.

        Except with respect to open market purchases of Common Stock made in connection with the Plan, the Company will pay any and all brokerage commissions and related expenses incurred in connection with purchases of
  Common Stock under the Plan. Upon withdrawal by a Participant from the Plan by the sale of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid
  to  the  Plan   Administrator  (if  such  resale  is  made  by  the  Plan
 Administrator at the request of a Participant), any related brokerage commissions and any applicable transfer taxes.

     Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                           LEGAL OPINION

     The validity of the securities offered hereby has been passed upon by Rudnick & Wolfe, Chicago, Illinois. Attorneys of that firm who participated in the preparation of this Prospectus own a total of approximately 4,000 shares of Common Stock.

                              EXPERTS

     The consolidated financial statements of the Company and its subsidiaries incorporated in this Prospectus by reference to the Annual
  Report on Form 10-K for the year ended December 31, 1995 have been so incorporated in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             GLOSSARY

     "Beneficial Owners" means shareholders who beneficially own shares of Common Stock that are registered in a name other than their own for example, in the name of a broker, bank or other nominee).

     "B&N Form" means a Broker and Nominee form.

     "business day" means any day other than Saturday, Sunday or legal holiday on which the NYSE is closed or a day on which the Plan
 Administrator is authorized or obligated by law to close.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means the common stock, $.01 par value, of the Company.

     "Company" means Horizon Group, Inc.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Investment Date" means, with respect to Common Stock acquired directly from the Company and relating to a dividend reinvestment, the dividend payment date declared by the Board of Directors (unless such date is not a business day in which case it is the first business day immediately thereafter) or, in the case of open market purchases, within ten business days following the dividend payment date; and with respect to Common Stock acquired directly from the Company or on the open market and relating to an optional cash payment, generally on or about the twentieth day of each month.

        "Market Price" means, with respect to Common Stock acquired directly from the Company and relating to a dividend reinvestment, the average of the high and low sales prices, computed to three decimal places, of the
  Common Stock on the NYSE on the Investment Date, or if no trading occurs in the Common Stock on the Investment Date, the average of the high and low sales prices for the first trading day immediately preceding the Investment Date for which trades are reported. With respect to dividend reinvestments which will be reinvested in Common Stock purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid (including brokerage commissions and any other costs of purchase), computed to three decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' reinvested dividends for the related quarter. With respect to Common Stock acquired directly from the Company and relating to optional cash payments, "Market Price" shall mean the average of the daily high and low sales prices of the Common Stock as reported on the NYSE during the Pricing Period. With respect to optional cash payments which will be reinvested in Common stock purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid (including brokerage commissions and any other costs of purchase), computed to three decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' optional cash payments for the related month.

     "NYSE" means the New York Stock Exchange.

        "Participant" means a holder of Common Stock and/or Units who participates in the Plan.

     "Participating Shares" means shares of Common Stock and/or Units owned by a Participant on the applicable record date as to which such
 Participant has directed the Company to pay the related cash dividends to the Plan Administrator.

     "Plan" means the Horizon Group, Inc. Dividend Reinvestment Plan.

     "Plan Administrator" means a plan administrator that administers the Plan, keeps records, sends statements of account to each Participant and performs other duties related to the Plan. First Chicago Trust Company of New York currently serves as Plan Administrator of the Plan.

     "Plan Shares" means all whole and fractional shares of Common Stock credited to a Participant's Plan account.

     "Pricing Period" means the period encompassing the twelve Trading Days preceding the relevant optional cash payment Investment Date.

     "Record Date" means, with respect to reinvestments of dividends, the record date declared by the Board of Directors for such dividend; and with respect to optional cash payments, two business days prior to the commencement of the related Pricing Period.

        "Record Owners" means shareholders who own shares of Common Stock in their own names, including participants in a recognized securities depository.

        "Request for Waiver" means a written request from a Participant to make optional cash payments in excess of $10,000.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Threshold Price" means the minimum price, if any, established by the Company that the average high and low prices of the Common Stock must equal or exceed during each Trading Day of the Pricing Period for optional cash payments made pursuant to Requests for Waiver.

     "Trading Day" means a day on which trades in the Common Stock are reported on the NYSE.

        "Unit Owners" means persons who own units of limited partnership interest in Horizon/Glen Outlet Centers Limited Partnership.
     "Waiver Discount" means the discount from the Market Price applicable to optional cash payments made pursuant to Requests for Waiver. Such discount will vary between 0% and 5% of the Market Price and may vary each month.

                            SCHEDULE A

                      OPTIONAL CASH PAYMENTS

 THRESHOLD PRICE AND WAIVER         RECORD DATE        OPTIONAL CASH PAYMENT DUE      PRICING PERIOD           INVESTMENT DATE
     DISCOUNT SET DATE                                           DATE                COMMENCEMENT DATE
 September 13, 1996         September 13, 1996         September 13, 1996        September 13, 1996       October 1, 1996
 September 26, 1996         October 1, 1996            October 2, 1996           October 3, 1996          October 21, 1996
 October 28, 1996           October 31, 1996           November 1, 1996          November 4, 1996         November 20, 1996
 November 28, 1996          December 2, 1996           December 3, 1996          December 4, 1996         December 20, 1996
 December 24, 1996          December 30, 1997          December 31, 1996         January 2, 1997          January 20, 1997
 January 27, 1997           January 30, 1997           January 31, 1997          February 3, 1997         February 20, 1997
 February 25, 1997          February 28, 1997          March 3, 1997             March 4, 1997            March 20, 1997
 March 26, 1997             April 1, 1997              April 2, 1997             April 3, 1997            April 21, 1997
 April 25, 1997             April 30, 1997             May 1, 1997               May 2, 1997              May 20, 1997
 May 28, 1997               June 2, 1997               June 3, 1997              June 4, 1997             June 20, 1997
 June 25, 1997              June 30, 1997              July 1, 1997              July 2, 1997             July 21, 1997
 July 28, 1997              July 31, 1997              August 1, 1997            August 4, 1997           August 20, 1997
 August 27, 1997            September 2, 1997          September 3, 1997         September 4, 1997        September 22, 1997
 September 25, 1997         September 30, 1997         October 1, 1997           October 2, 1997          October 20, 1997
 October 28, 1997           October 31, 1997           November 3, 1997          November 4, 1997         November 20, 1997
 November 26, 1997          December 2, 1997           December 3, 1997          December 4, 1997         December 22, 1997


                     DIVIDEND REINVESTMENTS{1/}

       RECORD DATE            INVESTMENT DATE
 September 30, 1996      October 21, 1996
 December 31, 1996       January 20, 1997
 March 31, 1997          April 21, 1997
 June 30, 1997           July 21, 1997
 September 30, 1997      October 20, 1997
 December 31, 1997       January 20, 1998



 1/ The dates indicated are those expected to be applicable under the Plan with respect to future dividends, if and when declared by the Board of Directors. The actual record and payment dates will be determined by the Board of Directors.

                     SUMMARY DATE INFORMATION

        Except with respect to the first Investment Date relating to optional cash payments, the following is a summary of the date information relating to the Plan.

        The Investment Date is, with respect to Common Stock acquired directly from the Company and relating to a dividend reinvestment, the dividend payment date declared by the Board of Directors (unless such date is not a business day in which case it is the first business day immediately thereafter) or, in the case of open market purchases, no later than ten business days following the dividend payment date; and with respect to
  Common Stock acquired directly from the Company and relating to an optional cash payment, generally on or about the twentieth day of each month; or, in the case of open market purchases, no later than the last business day of each month.

     The Pricing Period for optional cash payments which are invested in Common Stock acquired directly from the Company is the twelve Trading Days preceding the relevant Investment Date.

     The due date for optional cash payments is one business day prior to the commencement of the relevant Pricing Period.

     The Record Date for dividends is set by the Board of Directors. The Record Date for optional cash payments is two business days prior to the commencement of the related Pricing Period.

     The Waiver Discount and the Threshold Price, if any, are set three business days prior to the applicable Record Date.

                            SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norton Shores, State of Michigan, on September 10, 1996.

                              HORIZON GROUP, INC.



                              BY:/S/ JOSEPH CATTIVERA
                                  Joseph Cattivera
                                  EXECUTIVE VICE PRESIDENT AND
                                  CHIEF FINANCIAL OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


 SIGNATURE               TITLE                              DATE

 Jeffrey A. Kerr*        Director, Chairman of the  September 10, 1996
                         Board of Directors and President
                         (Principal Executive Officer)


 Douglas Crocker II*     Director                 September 10, 1996


 William P. Dickey*      Director                 September 10, 1996


 Alan Glen*              Director                 September 10, 1996


 Edwin N. Homer*         Director                 September 10, 1996


 Norman Perlmutter*      Director                 September 10, 1996


 Ronald L. Piasecki*     Director                 September 10, 1996


 Martin Sherman*         Director                 September 10, 1996


 Francis T. Vincent, Jr.*  Director               September 10, 1996


 Richard Phillips*       Vice President           September 10, 1996
                         (Principal Accounting Officer)


 *By:/S/ JOSEPH CATTIVERA  Individually and as    September 10, 1996
     Joseph Cattivera    Attorney-in-Fact